Exhibit 10.10

Executive Officer Severance Policy
	Doc Ref:	IM
HR Policy	Date:	September 7, 2010
	Contact:	Compensation
	Department:	Human Resources
	Page:	1 of 7

1.0	PURPOSE

Provide eligible executive officers of the Company continuing financial security in the event the Company terminates their employment without “cause.” This policy sets forth the terms and conditions regarding the payment of severance benefits for eligible executive officers.

2.0	APPLICABILITY

This policy applies to (i) Ingram Micro’s chief executive officer, (ii) executive officers of the Company elected by the Company’s Board of Directors who report to either the chief executive officer or the chief operating officer of the Company, and (iii) such other executive officers elected by the Company’s Board of Directors as the Human Resources Committee of the Board of Directors may determine from time to time in their discretion.

3.0	POLICY

3.1.

Eligibility - Eligible executive officers are entitled to the severance benefits described in this policy if their employment is terminated by the Company without “cause”. Eligible executive officers shall not be entitled to receive severance benefits if their employment with the Company is terminated (i) by the Company for “cause”, (ii) due to their resignation for any reason; (iii) due to their disability; (iv) due to their retirement; or (v) as a result of their death.

3.2.	Benefits - The following severance benefits will be provided to eligible executive officers meeting the eligibility criteria for severance set forth above:

3.2.1	The greater of:

3.2.1.1

The sum of: (i) the eligible executive officer’s annualized Base Salary in effect on the effective date of the termination of employment with the Company (“Effective Date”); and (ii) the executive officer’s Target Annual Bonus in effect on the Effective Date; OR

3.2.1.2

The product of 1/12th times the sum of (i) the executive officer’s Base Salary in effect on the Effective Date and (ii) the executive officer’s Target Annual Bonus in effect on the Effective Date, multiplied by the number of full years of employment with the Company; provided, however, that no more than twenty-four (24) full years of the executive officer’s employment with the Company shall apply for the purposes of this Section 3.2.1.2, with respect to the Chief Executive Officer of the Company; provided, further, that no more than eighteen (18) full years of the executive officer’s employment with the Company shall apply for the purposes of this Section 3.2.1.2, with respect to any executive officer other than the Chief Executive Officer of the Company.

Executive Officer Severance Policy
	Doc Ref:	IM
HR Policy	Date:	September 7, 2010
	Contact:	Compensation
	Department:	Human Resources
	Page:	2 of 7

3.2.1.3

Subject to Section 3.11 below, such amounts shall be payable in a lump-sum cash payment within 60 days after the Effective Date. Payment will be subject to applicable tax and related payroll withholding requirements.

3.2.2

An amount equal to the executive officer’s unpaid annual bonus established for the bonus plan year in which the Effective Date occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then existing fiscal year through the Effective Date, and the denominator of which is three hundred sixty-five (365). This amount will be calculated and paid after the close of the applicable fiscal year at such time and in the same manner as annual bonus payments are made to actively employed executive officers. This amount will be calculated based on actual performance achieved during the fiscal year relative to the performance objectives set forth in the applicable annual bonus plan.

3.2.3

The Company will provide the continuation of, and pay 100% of the premiums for, the Company-sponsored health and welfare benefits of medical insurance, dental insurance and vision insurance for the eligible executive officer and enrolled dependents during the period commencing on the Effective Date and ending on the earliest to occur of (a) the date which is twelve (12) months following the Effective Date or such greater number of months following the Effective Date equal to the number of full years of the executive officer’s employment with the Company, (b) the date which is eighteen (18) months following the Effective Date, or (c) such date as the executive officer becomes eligible for coverage under the group health plan of another employer, provided, however, that if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration period of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium subsidy shall thereafter be paid to the executive officer as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or remaining portion thereof). Following the expiration of such continuation period, any further continuation of such coverage under applicable law (if any) shall be at the executive officer’s sole expense.

Executive Officer Severance Policy
	Doc Ref:	IM
HR Policy	Date:	September 7, 2010
	Contact:	Compensation
	Department:	Human Resources
	Page:	3 of 7

3.2.4

Participation in a Company paid outplacement program for up to one year following the Effective Date, up to a maximum cost to the Company of $20,000. The selection of the outplacement assistance firm shall be at the discretion of the Company. The executive officer may not select a cash payment in lieu of this benefit.

3.3.	Executive Physical Examination Program - Participation in the Company’s Executive Physical Examination Program will cease on the Effective Date.

3.4.

Retirement Plans - Participation in the Company’s retirement plan(s) and deferred compensation plan(s) will cease on the Effective Date. Payment of accrued benefits and account balances in these plans will be made in accordance with the plans’ provisions and the executive officer’s distribution election forms on file as of the Effective Date.

3.5.	Stock Awards - Stock options, restricted stock awards, or other stock-based incentive compensation awards shall be governed by the terms of the plan(s) and award agreement(s) for each such award.

3.6.

Long-Term Executive Cash Incentive Award Program and Executive Long-Term Performance Share Program - The executive officer’s participation in the Company’s Long-Term Executive Cash Incentive Award Program and Executive Long-Term Performance Share Program and the payment(s) of earned awards shall be made in accordance with the terms of the plan(s) and award agreement(s) for each such award.

3.7.

Mitigation of Benefits - The executive officer will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this policy. Obtaining any other employment will in no event affect any of the Company’s obligations to make payments and arrangements referenced within this policy.

3.8.

Release and Covenant - The entitlement of the executive officer to the severance benefits provided in this policy is contingent upon the executive officer’s execution of a release and covenant agreement satisfactory to the Company which may include, but is not limited to, confidentiality, non-competition, non-solicitation, and no-raid provisions for a period equal to the Health Benefits Continuation Period.

Executive Officer Severance Policy
	Doc Ref:	IM
HR Policy	Date:	September 7, 2010
	Contact:	Compensation
	Department:	Human Resources
	Page:	4 of 7

3.9.

Effect of Other Arrangements - This policy applies to certain terminations of an executive officer’s employment with the Company, provided that such termination does not constitute a “Qualifying Termination” under the Company’s Change in Control Policy for any executive officer who is a “Participant” under the Company’s Change in Control Policy. If an executive officer has an employment agreement with the Company in force on the Effective Date, he or she may elect to receive the severance benefits and limitations provided for in such agreement or those provided by the terms of this policy, but not both. Any such election shall be in writing delivered to the Executive Vice President, Human Resources of the Company. In the absence of any such election, the terms of the executive officer’s employment agreement shall control. No termination of an executive officer’s employment shall be covered under both this policy and the Company’s Change in Control Policy. In no event shall the provisions of this policy result in the duplication of payments or benefits payable or provided to an executive officer.

3.10.

Authority - The provisions of this policy have been established by the Human Resources Committee of the Board of Directors of Ingram Micro Inc. The Committee maintains the right to modify or terminate this policy at any time, with or without prior notification.

3.11.

Section 409A -Notwithstanding anything to the contrary in this policy, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 3.2 hereof, shall be paid to the executive officer during the 6-month period following the executive officer’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) if the Company determines that paying such amounts at the time or times indicated in this policy would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the executive officer’s death), the Company shall pay the executive officer a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the executive officer during such period.

Executive Officer Severance Policy
	Doc Ref:	IM
HR Policy	Date:	September 7, 2010
	Contact:	Compensation
	Department:	Human Resources
	Page:	5 of 7

The payments and benefits under this policy are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Notwithstanding any provision of this policy to the contrary, in the event that the Company determines that any payments or benefits payable hereunder may be subject to Section 409A of the Code, the Company may adopt such amendments to this policy or take any other actions that the Company determines are necessary or appropriate to (i) exempt such payments and benefits from Section 409A of the Code and/or preserve the intended tax treatment of such payments or benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.

3.12.

Return of Payment - Notwithstanding anything to the contrary in this policy, if the executive officer receives any severance payments or other benefits under Section 3.2 hereof and the Company subsequently determines that the executive officer had engaged in conduct which constituted “cause” for the termination of his employment by the Company prior to the Effective Date, the executive officer shall reimburse the Company for all payments and the value of all benefits received by the executive officer which would not have been made if the executive officer’s employment had been terminated by the Company for “cause” with interest at the US Prime Rate as published by Bloomberg Finance L.P., compounded annually, from the date such payments or benefits were made until the date of repayment.

3.13.

Arbitration - With respect to any executive officer, any controversy or claim arising out of or relating to this policy shall be submitted to binding arbitration. By agreeing to arbitrate, the executive officer agrees to waive the executive officer’s right to a jury trial. The arbitration will be conducted in accordance with this Policy, the Federal Arbitration Act and the Employment Arbitration Rules of the American Arbitration Association, as in effect at the time of any arbitration pursuant to this Policy (the “AAA Rules”). In the event of a conflict, the provisions of the AAA Rules will control, except where those AAA Rules conflict with this Policy, in which case this Policy will control. The arbitration shall be conducted before a single neutral arbitrator, regardless of the size of the dispute, to be selected as provided in the AAA Rules. The arbitration shall be commenced and held in Orange County, California. Any issue concerning the location of the arbitration, the extent to which any dispute is subject to arbitration, the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, and

Executive Officer Severance Policy
	Doc Ref:	IM
HR Policy	Date:	September 7, 2010
	Contact:	Compensation
	Department:	Human Resources
	Page:	6 of 7

any discovery disputes, shall be resolved by the arbitrator. No potential arbitrator may serve on the panel unless he or she has agreed in writing to be bound by these procedures. To the extent state law is applicable, the arbitrator shall apply the law of California. Each party will, upon the written request of the other party, promptly provide the other with copies of all documents on which the producing party may rely in support of or in opposition to any claim or defense and a report of any expert whom the producing party may call as a witness in the arbitration hearing. Additional discovery shall be conducted as permitted by the AAA Rules or as may be ordered by the arbitrator upon a showing of good cause. All aspects of the arbitration shall be treated as confidential and neither the parties nor the arbitrator may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements, or to enforce any ruling or award. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. The parties shall share all fees and costs payable to the arbitrator or AAA equally, except that the Company will pay all fees and costs that are unique to arbitration and/or in excess of the costs that would be incurred if the action were filed in a court of competent jurisdiction. All attorneys’ fees, witness fees and other costs shall be paid by the party that incurs those costs and expenses, except to the extent that a party is entitled to recover those costs or expenses under applicable law. The result of the arbitration shall be rendered in writing and shall be binding on the parties and judgment on the arbitrators’ award may be entered in any court having jurisdiction.

4.0	RESPONSIBILITIES

5.0	PROCEDURES

6.0	RELATED DOCUMENTS

7.0	DEFINITIONS

For purposes of this policy, the following terms will have the meanings set forth below:

7.1.

Company - Company means Ingram Micro Inc., a Delaware corporation, and its wholly owned subsidiaries and affiliates. Company also means Ingram Micro Inc.’s predecessor companies and their wholly-owned subsidiaries and affiliates.

Executive Officer Severance Policy
	Doc Ref:	IM
HR Policy	Date:	September 7, 2010
	Contact:	Compensation
	Department:	Human Resources
	Page:	7 of 7

7.2.	Base Salary - The fixed annual cash compensation that is generally paid in substantially equal periodic payments over the course of the 12-month period approximating the calendar year.

7.3.

Target Annual Bonus - The executive officer’s annual base salary in effect on the Effective Date multiplied by the incentive award percentage applicable to such executive officer’s salary grade or position as specified in the Company’s annual Executive Incentive Award Plan in effect for the fiscal year in which the Effective Date occurs.

7.4.	Termination for Cause - Refers to the occurrence of any one or more of the following:

(i)	Participant fails to observe and fully obey Ingram’s rules and regulations of conduct;

(ii)	Participant is convicted by any federal, state or local authority for an act of dishonesty, or an act constituting a felony;

(iii)	Participant’s commission of fraud, embezzlement or misappropriation, whether or not a criminal or civil charge is filed in connection therewith; or

(iv)	any other conduct on the part of Participant that would make Participant’s retention by Ingram prejudicial to Ingram’s best interests.

8.0	REVISION HISTORY

8.1.	Adopted August 23, 2003

Revised November 28, 2006

Revised September 10, 2008

Revised September 7, 2010